Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Dated: April 24, 2024

Relating to Preliminary Prospectus dated March 28, 2024

Registration No. 333-278358

Investor Presentation April 2024 Filed Pursuant to Rule 433 Issuer Free Writing Prospectus Dated: April [__], 2024 Relating to Preliminary Prospectus dated March 28, 2024 Registration No. 333 - 278358 1

This presentation highlights basic information about us and the offering to which this presentation relates . Because it is a summary, it does not contain all of the information that you should consider before investing in our securities . The Company has filed a Registration Statement (including a prospectus, which is currently is in preliminary form) with the SEC for the offering to which this presentation relates . The Registration Statement has not yet become effective . Before you invest, you should read the Preliminary Prospectus in the Registration Statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering . You may access these documents for free by visiting EDGAR on the SEC website at www . sec . gov . The Preliminary Prospectus, dated March 28 , 2024 , is available on the SEC website at www . sec . gov/edgar . Alternatively, the Company or the underwriter participating in the offering will arrange to send you the Preliminary Prospectus, and, when available, the final prospectus and/or any supplements thereto if you contact ThinkEquity, Prospectus Department, 17 State Street, 41 st Floor, New York, New York 10004 , telephone at (877) 436 - 3673 . This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction . The offering will only be made by means of the Registration Statement and related Preliminary Prospectus, the final prospectus, when available, and/or any supplements thereto . Free Writing Prospectus 2

Forward Looking Statements This presentation of Wearable Devices Ltd . (the “Company”) contains “forward - looking statements” . Words such as “expects”, “intends”, “plans,” “believes,” “seeks,” “estimates,” and similar expressions or variations of such words are intended to identify forward - looking statements . For example, the Company is using forward - looking statements when it discusses its vision, its products and technology, market potential for its products, including industry growth in Apple Watches, other smart - watches and AR/VR headsets, its go - to - market strategy, future payments from Qualcomm or under other license agreements, future milestones, sale projections and its products setting the standard for the meta verse . Forward - looking statements are not historical facts, and are based upon management’s current expectations, beliefs and projections, many of which, by their nature, are inherently uncertain . Such expectations, beliefs and projections are expressed in good faith . However, there could be no assurance the management’s expectations, beliefs and projections will be achieved, and actual results may differ materially from what is expressed or indicated by the forward - looking statements . Forward - looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward - looking statements . For a more detailed description of the risks and uncertainties affecting the Company, the reference is made to the Company’s reports filed from time to time with the Securities and Exchange Commission (the “SEC”), including, but not limited to, the risks detailed in the Company’s preliminary prospectus dated March 28 , 2024 , filed with the SEC as a part of the Company’s Registration Statement on Form F - 1 (File No . 333 - 27858 ), and the documents incorporated by referenced therein . Forward - looking statements speak only as of the date the statements are made . The company assumes no obligation to update forward - looking statements to reflect actual results, subsequent evets or circumstances, changes in assumptions or changes in other factors affecting forward - looking information except to the extent required by applicable securities laws . If the Company does update on or more forward - looking statements, no inference should be drawn that the Company will make additional update with respect thereto or with respect to other forward - looking statements . NTD : To be revisited when deck is in more final form . 3

Offering (Summary) Issuer Wearable Devices Ltd. Listing / Symbol Nasdaq: WLDS / WLDSW Securities Offered Ordinary Shares and Pre - Funded Warrants to purchase Ordinary Shares Expected Offering Size Approximately $7.0 million Use of Proceeds Manufacturing and marketing the Mudra Band, continued research and development of our Mudra technology, sales and support of our B2B customers, other working capital needs and general corporate purposes Book Running Manager ThinkEquity 4 transforming intentions into touchless digital actions across any device. Award winning gesture technology available to OEMs, Mudra is poised to become a leader in this rapidly growing market. Mudra technology empower intuitive neural input 5

A non - invasive neural input interface powered by AI A wearable wristband for controlling digital devices using finger movements 6

Investment Highlights Mudra technology is AI - powered neural sensors enabling OEMs to build touchless sensing wearables Mudra is proven Shipped over a thousand Mudra Bands for Apple Watch proving technology readiness and establishing brand awareness Shipped for Apple Watch Partnering with industry leaders like Qualcomm to integrate WD technology into their products Signed with Qualcomm Integrating our technology with existing devices and platforms for various user engagement and monitoring applications Positioned for Growth Direct brain - to - device interaction (neural input) is revolutionizing human interaction with technology Brain - to - device 7

At a Glance Qualcomm Collaboration: Optimizing the mudra technology for XR Chipset & Snapdragon Spaces XR Shipped Mudra Band for Apple Watch since Q4 2023 1,000+ Founded 2014 Research Grant: $2.2M from the Israeli Innovation Authority $2.2M Advanced electronics and AI - powered SNC (Surface Nervous Conductance) sensors SNC Patents 7 8

Ergonomic Design using flex rigid board SNC sensors convert neural signals from the ulnar, radial & median nerves into digital actions Enhanced signal processing using deep learning neural networks Customizable software app Pre - built gestures including continuous tap, double tap, discreet gestures Gestures can be customized per use case/customer request Mudra Technology 9

Neural Signals Enhanced with AI Decodes the neural impulses into accurate Mudra 'Air - Touch' gestures, which are translated into digital commands Allows standard and custom - designed gestures to monitor and analyze user behavior Captures nerve signals from Ulnar, Radial, and Median nerves 96% accurate using deep learning AI for signal pattern matching Makes the Mudra Band applicable across multiple market segments including gaming, sports analytics, digital health and industry 4.0 10

Live Demo 11

Industry overview



SMART WATCHES
(M UNITS)
132.2
165.1
CAGR 5.1%
33.0
41.3
2023
2027
Apple Watch
Other Smart Watches

- Continued purchase by first-time users
- Emerging vendors are shipping significant volumes
- Strong refresh cycles and a strong fly wheel to keep volumes growing
- Apple's market share in Q2,2023: 20.2%



WORLDWIDE
AR/VR HEADSET FORECAST
(M UNITS)
2027
CAGR: 37.2%
2023

- Strong recovery in 2024, expected to grow 46.4%
- Lower-cost tethered headsets are expected to drive sales of AR headsets

IDC Source: IDC https://www.idc.com/getdoc.jsp?containerId=prUS51253823
*Apple's projected market share in 2027 is based on the market share in Q2,2023

IDC Source: IDC
https://www.idc.com/getdoc.jsp?containerId=prUS51574023

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Go - To - Market Strategy B2C Push Mudra Band for Apple Watch Multi - channel distribution $349 Retail price Industry gross margin Wholesale step pricing Higher quantity at a lower Gross margin B2B Pull Mudra Dev - Kit High Margin Licensing Programs Annual Licensing Fee Royalty Per Device 13

B2C: Multi - channel Distribution Strategy Mudra Band for Apple Watch Target: High growth of units sold in the next 18 months Direct Sales – crucial for market education, direct customer relationships and offering exclusive deals. • Via www.mudra - band.com Online Distribution • Amazon Global (approved for listing by Amazon on all marketplaces) • Specialty Online Retailers Retail Partnership • Apple Premium Resellers • Hybrid retail & E - commerce partner USA Wholesale Distribution • In discussions with several wholesale distributors International Distribution • In discussions with distributor of Apple products and accessories in Europe 14

Enables OEMs to customize Mudra technology’s touchless control B2B: Licensing Program Multiple engagements with OEMs Qualcomm: Strategic Collaboration • Strengthens Qualcomm and QTI - XR / Spaces positioning • Mudra technology optimized to work with XR Chipset & Snapdragon Spaces • Available to all 80 members of the Snapdragon Spaces Pathfinder Program including the leading global operators, smartphone OEMs, 3D engine developers and content creators • WD Mudra - XR Solution is pre - Integrated with the XR Chipset and Snapdragon Spaces WisePlus Value Added Reseller • Support in onboarding and scaling new customers in Asia • Offices in Singapore, South Korea Top 50 defense contractor • Agreement for silent activation of tactical equipment OPPO • Mudra technology integrated with OPPO MR Glass Developer Edition Currently in discussion with an additional 20+ multinational technology companies 15

*US 20230099288 **Micro - machined ultrasonic transducers Based on technology acquired from CTRL - Labs in 2019. Meta is said to be launching a neural interface wristband product in the next few years. Patent application* incorporates MUTs** into a watch band for detecting touch & gestures to enhance VR experiences. The Mudra Band is setting the input standard for extended reality experiences 16

– Mark Zuckerberg, Founder, Chairman and Chief Executive Officer of Meta i n a recent interview with The Morning Brew Daily, Mark Zuckerberg was asked about the purpose and future of smart glasses and headsets “… basically a wristband and … it's a neural interface …… you'll be able to in the future essentially just like type and control something by kind of thinking about how you want to move your hand …I think that that is just going to be insane …” 17

Management Team Asher Dahan CEO & Co - Founder, Director Project execution expert. Talent in business leading and strategic planning. Manager and team leader. High expertise in major corporate decisions and experience managing the overall operations and resources of the Company. Guy Wagner Company President & Chief Scientist, Co - Founder, Director Hardware expert and main inventor. Multi - disciplinary expertise in board design, biomedical signal processing, embedded programming, and sensor design. Leeor Langer CTO & Co - Founder Algorithms expert. Machine learning and signal/image processing developer. Lead algorithms engineer in industry and academia. Wrote several papers and articles. Alon Mualum CFO An experienced CFO with diverse experience in multinational hi - tech, communication and industrial companies, both public and private. Previously served as the CFO of Eltek Ltd. (NASDAQ:ELTEK), as the CFO of Mer Telemanagement Solutions Ltd., and as the CFO of Xfone Inc. and Xfone 018 Ltd. Offir Remez EVP of Business development & sales A serial entrepreneur and a senior business executive with a proven track record among OEMs and international corporations. Co - founder and former President and VP BD of LucidLogix ( acq . Google). Active board member and VP BD at Adshir ( acq . Snap)Adv. board member at Play - Cast ( acq . GameFly ), 3DV ( acq . Microsoft), North - Bit ( acq . MagicLeap ), Giraffic ( acq . Roku)Co - founder & CEO of Enbaya 18

• Public offerings – Raised $18.0 million in gross proceeds since our IPO which closed on September 15, 2022 • Israeli Innovation Authority – (“IIA”) participation in Company’s R&D activity was $2.2 million until December 31, 2023 • Financial Liabilities – No Debt. We had $500K Simple Agreements for Future Equity in 2022, of which $400K were converted to shares and warrants upon consummation of IPO and $100K were repaid. • Cash and Deposits balance – $4.9 million, as of December 31, 2023 2022 2023 USD thousands (except per share data) 45 82 Revenues 6,541 7,896 Total Expenses (6,496) (7,814) Net loss (0.53) (0.48) Loss per share (USD) 2022 2023 USD thousands (except per share data) 10,373 4,855 Cash and Cash Equivalents and short - term bank deposits 597 865 Governmental and other receivables 6 1,032* Inventory 11,224 7,592 Total Assets 1,244 2,066 Total Liabilities 9,980 5,526 Total Shareholders’ Equity INCOME STATEMENT BALANCE SHEET *Substantial investments in 2023 to finalize the transition from R&D to production, including the buildup of inventory, which increased to $1.0M by year - end, to support the anticipated B2C business expansion in 2024. Financials Summary 19

Cap Table As of December 31, 2023 WLDS Ordinary Shares Shares Outstanding 20,387,428 Options (WAEP $0.73) 1,749,189 Warrants (WAEP$2.33) 8,765,893 20

Scale Mudra band for Apple Watch • High growth of units expected to be sold over next 18 months • Agreements with major APR (Apple premium reseller) in USA, Europe and Japan. OEM Expansion & Partnerships B2B Planned Commercial Objectives • License deals with OEM’s • Launch integrated product with Qualcomm spaces for XR market • Agreements with VAR (Value Added Reseller) – e.g. WisePlus • Pilot program with defense contracting company B2C 24

Summary Industry Defining Technology Direct brain - to - device interaction (neural input) is revolutionizing human interaction with technology Multiple Revenue Streams Push/pull strategy targeting both B2B and B2C markets significantly expands addressable market Demonstrated Demand Shipped over 1,000 Mudra Bands for Apple Watch; Enhancing production and manufacturing capabilities to meet demand Strategic Partnerships Partnering with industry leaders like Qualcomm to integrate WD technology into their products Positioned for Growth Leveraging cutting - edge technology and partnerships to drive demand in a fast growing market 21

Nasdaq ticker: WLDS Thank you 22

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IP Strategy Proactive and strategic approach to IP management, aimed at maximizing protection and flexibility in a dynamic market environment Status Title Patent No. Country Submitted & PCT Gesture and voice controlled interface device 20230305633 US Submitted Gesture and voice controlled interface device 18388528 US Granted Method and apparatus for a gesture controlled interface for wearable devices 9720515 US Granted Closed loop feedback interface for wearable devices 9612661 US Allowance Method and Apparatus for a Gesture Controlled Interface for Wearable Devices 2017105439945 China Submitted Method and Apparatus for a Gesture Controlled Interface for Wearable Devices 2023116909051 China Submitted Method and Apparatus for a Gesture Controlled Interface for Wearable Devices 2023110369613 China 25

Competitive Advantage

Key enabler for mobile AR, overcoming the inherent limitations of cameras, offering additional use cases (e.g. health and biometrics), lower power consumption and allowing a more compact form factor.

	Hands free	Pressure Gradations	User Physiology	Field-of-View	Interaction richness
SNC (Mudra Technology)	Intuitive interaction	Accurate measurement	Physiology-sensitive	Unlimited Field-of-View	Direct Brain-to-Device interaction
Camera	Visual tracking	No measurement	Physiology-aware	Limited Field-of-View	Traditional interaction
Handheld device	Hands-on	No measurement	Physiology agnostic	Narrow Field-of-view	Intermediate interaction

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